EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

BONNIE REITZ ELECTED TO EXPRESSJET BOARD

            HOUSTON, July 5, 2006 - ExpressJet Holdings (NYSE: XJT) today announced the election of Bonnie S. Reitz to fill a vacancy on the company’s Board of Directors.  The current members of the company’s board elected Ms. Reitz.

            Ms. Reitz founded Inside Out-Culture to Customer, a consulting company, in April 2003.  She retired in March 2003 as Senior Vice President - Sales and Distribution of Continental Airlines, a position she had held since 1996.  She previously had held the position of Vice President of Marketing and Sales at Continental and at System One Information Management, Inc.  Ms. Reitz is also a director of PNM Resources, Inc.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

###